CERTIFICATE OF AMENDMENT
TO THE
CERTIFICATE OF INCORPORATION
OF
ARBOR ENTECH CORPORATION

Arbor Entech Corporation, a corporation organized and existing under and by virtue of The General Corporation Law of Delaware, does hereby certify:

FIRST: That at a duly held meeting of the Board of Directors of said Corporation, the Board duly adopted the following resolution proposing and declaring advisable the following amendment to the Certificate of Incorporation of said Corporation:

RESOLVED, that the Board of Directors deems it advisable, and hereby declares it to be advisable, that Article FOURTH of the Corporation's presently existing Certificate of Incorporation be amended, changed and altered so that, as amended, said Article shall be and read as follows:

"FOURTH: The total number of shares of stock which the corporation shall authority to issue is One Hundred and One Million (101,000,000), \$.001 par value per share. Of the 101,000,000 shares, 100,000,000 shares shall be Common Stock and 1,000,000 shares shall be Preferred Stock. The voting powers, designations, preferences and relative, participating optional or other rights, if any, and the qualifications, limitations or restrictions, if any, of the preferred stock, in one or more series, shall be fixed by one or more resolutions providing for the issue of such stock adopted by the Corporation's board of directors, in accordance with the provisions of Section 151 of the General Corporation Law of Delaware and the board of directors is expressly vested with authority to adopt one or more such resolutions. "

SECOND: That in lieu of a meeting and vote of stockholders, written consent of stockholders to said amendment has been given in accordance with the provisions of Section 228 of The General Corporation Law of the State of Delaware, and written notice of the adoption of the amendment has been given as provided in Section 228 of The General Corporation Law of the State of Delaware to every stockholder entitled to such notice.

THIRD: That the aforesaid amendment was duly adopted in accordance with the applicable provisions of Sections 242 and 228 of The General Corporation Law of the State of Delaware.

IN WITNESS WHEREOF, said Arbor Entech Corporation has caused this Certificate to be signed by Brad Houtkin, President and attested by Michael Houtkin, Secretary, this 4th day of January, 2012.

ARBOR ENTECH CORPORATION

Brad Houtkin, President

ATTEST:

Michael Houtkin, Secretary